Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-181382 on Form S-8 of our report dated March 5, 2013 relating to the consolidated financial statements of Enphase Energy, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Enphase Energy, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

San Francisco, California
March 5, 2013